Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-77509) of Navigant International, Inc. of our report dated May 13, 2005, with respect to the statements of net assets available for benefits of Navigant International 401(k) Plan as of December 31, 2004 and 2003, the related statement of changes in net assets available for benefits for the year ended December 31, 2004, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on From 11-K of Navigant International 401(k) Plan.

/s/ Ehrhardt Keefe Steiner & Hottman

Ehrhardt Keefe Steiner & Hottman

June 28, 2005

Denver, Colorado